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EXHIBIT 99.10


                                                                         4/24/02
Mr. John G. Tramontana
Chairman of the Board
Bigmar, Inc.

        RE:         RESIGNATION AS DIRECTOR OF BIGMAR, INC.

Dear Mr. Tramontana:

         This letter confirms my emailed April 15, 2002 resignation as a member of the board of directors of Bigmar, Inc. ("the Company"). My resignation has been tendered to the Company in the context of the recent decision of the Delaware Chancery Court, which invalidated consents to remove you and the other four European directors from the board. Should this ruling be set aside on appeal or otherwise, I reserve the right to seek reinstatement as a director.

         Over many months, I and the other U.S. directors of the Company have had great difficulty obtaining timely, adequate and reliable information regarding the Company's finances and operations from the management in Switzerland. Consequently, it was becoming increasingly more difficult for me to function effectively as a director of the Company and exercise business judgment on the board as then constituted and with the incumbent management in place. I have had strong reservations over the direction in which the operating management in Switzerland has been conducting the affairs of the Company, including dissatisfaction with such management's attention to internal financial controls and adherence to governance practices.

         The manner in which the April 16, 2002 meeting of the Company's board of directors was noticed, with an extensive agenda covering significant matters affecting the Company and with no financial information and virtually no other supporting information provided in advance of that meeting, was a further instance of this unacceptable course of action and forced my decision to resign prior to that meeting.

                                                       Very truly yours,


                                                       /s/ Cynthia R. May

                                                       Cynthia R. May